Exhibit 23.3
CONSENT OF AITE GROUP, LLC
We consent to the use in this Registration Statement of GAIN Capital Holdings, Inc. on Form S-l/A of information derived from articles titled “High Frequency Trading in FX: Open for Busienss,” dated April 2010, “The Next Challenge in FX: Creating a New Post-Trade Paradigm in an Electronic Reality,” dated January 2009, “Retail FX: Taking Center in Overall Market Growth,” dated July 2007, and any extracts or information from Aite Group, LLC, appearing in the Prospectus, which is part of this Registration Statement. We also consent to the references to Aite Group, LLC in the Prospectus.

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